EXHIBIT F-3

                         [Craig W. Stensland Letterhead]


                                  CILCORP Inc.
                               300 Liberty Street
                             Peoria, Illinois 61602


                                January 22, 2003



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

             Re:    Ameren Corporation, et al.
                    Form U-1 Application-Declaration
                    (File No. 70-10078)

Dear Sirs:

     I refer to the Form U-1 Application/Declaration, as amended, in the above-referenced proceeding (the "Application"), under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed with the Securities and Exchange Commission (the "Commission") by Ameren Corporation ("Ameren"), a Missouri corporation, its indirect wholly-owned non-utility subsidiary, Ameren Energy Fuels and Services Company ("Ameren Fuels"), an Illinois corporation, CILCORP Inc. ("CILCORP"), an Illinois corporation, and CILCORP's direct and indirect public-utility subsidiaries, Central Illinois Light Company ("CILCO") and Central Illinois Generation, Inc. ("CIGI"), both of which are Illinois corporations (the "Applicants"). Capitalized terms used in this letter without definition have the meanings ascribed to such terms in the Application.

     In the Application, Ameren is seeking authorization under the Act to acquire all of the issued and outstanding common stock of CILCORP (the "Transaction"), as a result of which Ameren would indirectly acquire all of the issued and outstanding common stock of CILCO and CIGI. Ameren is also requesting findings by the Commission that would permit it to retain all of CILCORP's existing direct and indirect non-utility subsidiaries and investments, with certain exceptions; to retain the combined gas utility system of CILCO, Union Electric Company and Central Illinois Public Service Company as an additional integrated public-utility system; and to retain CILCORP as a subsidiary holding company. CILCORP and CILCO are requesting that the Commission issue an order pursuant to Section 3(a)(1) of the Act exempting each company, as a holding


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company, and its subsidiary companies as such from all provisions of the Act, except Section 9(a)(2). CILCO is seeking approval to transfer its generating assets to CIGI, in the event that such transfer occurs following closing of the Transaction.

     In the Application, the Applicants are also requesting that the Commission approve the following related transactions:

          (i) CILCO to continue to provide certain administrative, management and technical services at cost to CILCORP and its other associate companies for a period not to exceed two years following closing of the Transaction;

          (ii) Ameren Fuels to enter into separate fuel services agreements with CILCO and CIGI pursuant to which Ameren Fuels will manage, at cost, gas supply resources and fuel procurement for CILCO and CIGI;

          (iii) the issuance of short-term debt securities (i.e., maturities of less than one year) by CILCORP, CILCO and CIGI in aggregate amounts at any time outstanding during the Authorization Period not to exceed $250 million for each company, less the amount, if any, of short-term borrowings by any of such companies from Ameren;

          (iv) the issuance of long-term notes by CILCORP to refinance the CILCORP Senior Notes in an aggregate principal amount not to exceed the current principal amount of the CILCORP Senior Notes ($475 million) plus the amount of any prepayment or "make whole" premium required to be paid in connection with any prepayment of the CILCORP Senior Notes, and the guarantee of such notes (or of the CILCORP Senior Notes) by Ameren;

          (v) the issuance of Long-term Securities by CIGI in an aggregate amount at any time outstanding during the Authorization Period not to exceed $500 million;

          (vi) to the extent not exempt under Rule 52(a), CILCORP, CILCO and CIGI to enter into and perform Interest Rate Hedges and Anticipatory Hedges;

          (vii) CILCORP to issue and Ameren to acquire long-term equity and debt securities in an aggregate amount at any time outstanding during the Authorization Period not to exceed $1 billion and short-term debt securities (i.e., maturities of up to one year) in an aggregate principal amount at any time outstanding during the Authorization Period not to exceed $250 million;


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          (viii) CIGI to issue and Ameren to acquire long-term notes in an aggregate principal amount at any time outstanding during the Authorization Period not to exceed $500 million and short-term notes in an aggregate principal amount at any time outstanding during the Authorization Period not to exceed $250 million;

          (ix) CILCO to issue and Ameren to acquire short-term notes in an aggregate principal amount at any time outstanding during the Authorization Period not to exceed $250 million;

          (x) CILCORP to maintain, renew and extend any guarantees and other forms of credit support that are outstanding on the date that the Transaction closes, and from time to time during the Authorization Period, to issue new guarantees and provide other forms of support with respect to securities or other obligations of its subsidiaries in an aggregate amount at any time outstanding during the Authorization Period not to exceed $500 million;

          (xi) CILCORP, CILCO and CIGI to organize and acquire the common stock or other equity securities of one or more Financing Subsidiaries formed exclusively for the purpose of facilitating the issuance of long-term debt or equity securities of such companies, and to issue, and any Financing Subsidiary to acquire, Notes to evidence the loan of financing proceeds by any Financing Subsidiary to CILCORP, CILCO or CIGI, as the case may be; and

          (xii) CILCORP to pay dividends out of capital or unearned surplus in an amount equal to CILCORP's retained earnings at the time the Transaction closes plus the amount, if any, recorded as an impairment to goodwill on the books of CILCORP in accordance with applicable accounting rules.

     I have acted as counsel for CILCORP, CILCO and CIGI (the "CILCORP Companies") in connection with the Application and, as such counsel, I am familiar with the corporate proceedings taken by the CILCORP Companies in connection with the Transaction and the related transactions, as described in the Application. I have examined originals, or copies certified to my satisfaction, of such corporate records of the CILCORP Companies, certificates of public officials, certificates of officers and representatives of the CILCORP Companies, and other documents as I have deemed it necessary to examine as a basis for the opinions hereafter expressed. In such examination, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies. As to various questions of fact material to such opinions, I have, when relevant facts were not independently established, relied upon certificates of officers of the CILCORP Companies and other appropriate persons and statements contained in the Application and the exhibits thereto.

     Based upon the foregoing, and subject to the assumptions and conditions set forth herein, and having regard to legal considerations which I deem relevant, I am of the opinion that, in the event that the proposed Transaction and other related transactions are consummated in accordance with the
Application:

               1. All state laws applicable to the proposed Transaction and other related transactions will have been complied with by the CILCORP Companies.


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               2. Each of the CILCORP Companies is validly organized and duly existing under the laws of the State of Illinois.

               3. The common stock of CILCORP to be acquired in the Transaction will be validly issued, fully paid and nonassessable, and Ameren, as the holder thereof, will be entitled to the rights and privileges appertaining thereto set forth in the Articles of Incorporation of CILCORP, and the debt securities to be issued by CILCORP, CILCO and CIGI will be valid and binding obligations of the issuer thereof in accordance with their terms.

               4. Ameren will legally acquire the common stock of CILCORP.

               5. The consummation of the Transaction and other related transactions will not violate the legal rights of the holders of any securities issued by CILCORP or any associate company of CILCORP.

     The opinions expressed below are subject to the following further assumptions and conditions:

          a. The authorization and approval of the Transaction by the Boards of Directors of Ameren and The AES Corporation ("AES"), the parent company of CILCORP and , to the extent required, the authorization and approval of the other related transactions by the Boards of Directors and shareholders of AES and each of the Applicants shall have been adopted and remain in full force and effect;

          b. All required approvals, authorizations, consents, certificates, and orders of, and all filings and registrations with, all applicable federal and state commissions and regulatory authorities with respect to the Transaction and other related transactions, to the extent that they concern any of the CILCORP Companies, shall have been obtained or made, as the case may be, and shall remain in effect (including the approval and authorization of the Commission under the Act, the Federal Energy Regulatory Commission under the Federal Power Act, as amended, and the rules and regulations thereunder, and the Illinois Commerce Commission under the applicable laws of the State of Illinois), and the Transaction and other related transactions, to the extent that they concern any of the CILCORP Companies, shall have been accomplished in accordance with all such approvals, authorizations, consents, certificates, orders, filings and registrations;

          c. The Commission shall have duly entered an appropriate order or orders with respect to the Transaction and other related transactions as described in the Application granting and permitting the Application to become effective under the Act and the rules and regulations thereunder;


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          d. The applicable waiting period under the Hart-Scott-Rodino Antitrust
     Improvements Act of 1976, as amended, and the rules and regulations thereunder shall have expired;

          e. The CILCORP Companies shall have obtained all consents, waivers and releases, if any, required for the Transaction and other related transactions under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits;

          f. No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed herein;

          g. The Transaction and other related transactions, to the extent that they concern any of the CILCORP Companies, shall have been consummated as described in the Application and under the supervision of AES and Skadden, Arps, Slate, Meagher & Flom LLP, acting for AES, and all legal matters incident thereto shall be satisfactory to each of them; and

          h. I am a member of the Bar of the State of Illinois and do not express any opinion herein concerning any law other than the laws of the State of Illinois, the Federal law of the United States of America and the corporate law of the State of Delaware, as applicable to the CILCORP Companies; as to all matters governed by the laws of Missouri applicable to Ameren and Ameren Fuels, I have relied upon the opinion of even date herewith of Steven R. Sullivan, filed as an Exhibit to the Application; and, as to all matters governed by the laws of Illinois and Delaware as applicable to Ameren and Ameren Fuels, I have relied upon the opinion of even date herewith of Jones, Day, Reavis & Pogue, Chicago, Illinois, also filed as an Exhibit to the Application. A copy of this opinion is being delivered to Steven R. Sullivan, Vice President Regulatory Policy, General Counsel and Secretary of Ameren, who, in rendering his opinion of even date herewith to the Commission, is hereby authorized to rely upon the opinions expressed herein to the same extent as if this opinion had also been addressed directly to him.

     I hereby consent to the use of this opinion in connection with the Application. This opinion is intended solely for the use of the Commission and, except as indicated in paragraph h. above, may not be relied upon by any other person.


                                                Very truly yours,


                                                /s/ Craig W. Stensland


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